UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G
(Amendment No. 2)*

Under the Securities Exchange Act of 1934

Investors Title Company
(Name of Issuer)

Common Stock, no par value
(Title of Class of Securities)

461804106
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

|  | Rule 13d-1(b)

|X| Rule 13d-1(c)

|X| Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 461804106
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1.   NAME OF REPORTING PERSONS

     Fairville Funding Investment Trust
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2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                 (a)  |_|
                                                                 (b)  |_|
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3.   SEC USE ONLY

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4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Pennsylvania, United States of America
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NUMBER OF    5.   SOLE VOTING POWER

   SHARES           148,714
               -----------------------------------------------------------------
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               -----------------------------------------------------------------
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         148,714
               -----------------------------------------------------------------
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
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9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     148,714
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10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          |_|
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11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

     7.35%
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12.  TYPE OF REPORTING PERSON*

     OO
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*SEE INSTRUCTIONS BEFORE FILLING OUT!

ITEM 1(a). NAME OF ISSUER:

Investors Title Company

ITEM 1(b). ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

121 N. Columbia Street
Chapel Hill, North Carolina  27514

ITEM 2(a). NAME OF PERSON FILING:

Fairville Funding Investment Trust

ITEM 2(b). ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE:

4 Hillman Drive, Suite 104
Chadds Ford, PA  19317

ITEM 2(c). CITIZENSHIP:

Pennsylvania, United States of America

ITEM 2(d). TITLE OF CLASS OF SECURITIES:

Common Stock, no par value (the "Common Stock")

ITEM 2(e). CUSIP NUMBER:

461804106

ITEM 3.
Not Applicable

ITEM 4. OWNERSHIP:

(a) AMOUNT BENEFICIALLY OWNED:

148,714

(b) PERCENT OF CLASS:

7.35%

(c) NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

(i) Sole power to vote or to direct the vote:

148,714

(ii) Shared power to vote or to direct the vote:

NONE

(iii) Sole power to dispose or to direct the disposition of:

148,714

(iv) Shared power to dispose or to direct the disposition of:

NONE

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON:

Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP:

Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP:

Not Applicable

ITEM 10. CERTIFICATION:

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect, other than activities solely in connection with a nomination under § 240.14a-11.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2015
Fairville Funding Investment Trust

	By:	/s/Williamson P. Donald, Trustee
Williamson P. Donald, Trustee